UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 16, 2026

Daktronics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-38747	46-0306862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
201 Daktronics Drive
Brookings, SD 57006
(Address of Principal Executive Offices, and Zip Code)
(605) 692-0200
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value	DAKT	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 16, 2026, the Board of Directors of Daktronics, Inc. (the “Company”) authorized the Company to enter into an Amended and Restated Termination Agreement and General Release of Claims, effective as of February 1, 2026 (the “Effective Date”), with Bradley T. Wiemann, the former Interim President and Chief Executive Officer (“CEO”) of the Company (the “Amended Agreement”). As previously disclosed, Mr. Wiemann’s service as Interim President and CEO of the Company ended on the Effective Date.

The Amended Agreement amends and restates the previously disclosed Termination Agreement and General Release of Claims entered into between Mr. Wiemann and the Company, effective as of August 1, 2025 (“Original Agreement”), and clarifies the terms of Mr. Wiemann’s continued service to the Company following his transition from his role as Interim President and CEO, to Executive Vice President - Advisor to the CEO, the compensation and benefits to be provided to him in connection with such transition, and the term of his employment.

Pursuant to the Amended Agreement, Mr. Wiemann will serve as Executive Vice President - Advisor to the CEO on an at-will basis from the Effective Date until not later than September 5, 2026 (the “Term”). Consistent with the Original Agreement, the Amended Agreement provides that, in consideration of his release of all claims against the Company and subject to the terms and conditions of the Amended Agreement, Mr. Wiemann will receive: (i) accelerated vesting and cash settlement of the restricted stock units granted to him on March 5, 2025 in connection with his promotion to Interim President and CEO of the Company (the “Retention RSUs”), with the amount of such cash settlement being equal to the fair market value of the Retention RSUs (the “RSU Settlement Payment”); and (ii) an additional cash payment, if necessary, to ensure that the RSU Settlement Payment equals at least $300,000, in each case less applicable taxes and withholding (such additional payment and the RSU Settlement Payment collectively, the “Transition Payment”). The amount of the RSU Settlement Payment will be determined based on the closing price of the Company’s common stock on The Nasdaq Global Select Market (“Nasdaq”) at the close of business on February 2, 2026, which is the first Nasdaq trading day following the Effective Date. The Transition Payment will be paid in a single lump‑sum cash payment on the first regular payroll date following the execution of the Amended Agreement, subject to the terms and conditions of the Amended Agreement.

After the period beginning on the Effective Date and ending on March 15, 2026 (the “Advisory Period”), Mr. Wiemann may retire from the Company in accordance with the terms of the Amended Agreement upon 30 days’ written notice to the Company. If Mr. Wiemann is terminated by the Company without Cause (as defined in the Amended Agreement) before the end of the Advisory Period, or he retires after the Advisory Period but before May 30, 2026, he will receive, in addition to the foregoing payments and benefits, reimbursement for any difference between the premiums he pays for coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any contribution payments required to be made by similarly situated employees under such plans (the “COBRA Benefit”) for a period of 12 months following the date of his termination (the “Termination Date”). If Mr. Wiemann retires or is terminated by the Company without Cause between May 30, 2026 and the end of the Term, and provided that he executes and complies with the terms of an additional Confirming Release Agreement, he will receive: (i) the COBRA Benefit for 18 months following the Termination Date; and (ii) accelerated vesting of all unvested stock option and restricted stock unit awards that are outstanding immediately prior to the Termination Date.

Pursuant to the Amended Agreement, Mr. Wiemann will not be eligible or entitled to receive an annual incentive bonus under the Company’s annual incentive plan, any future equity awards from the Company, any benefits under the Company’s Employee Retention and Protection Plan, or any other severance or termination benefits other than those set forth in the Amended Agreement (the “Excluded Benefits”). Except as otherwise provided in this Current Report on Form 8-K (this “Report”), all other material terms of Mr. Wiemann’s compensation under the Original Agreement, including his base salary and right to receive employee benefits generally available to all full‑time employees of the Company (other than the Excluded Benefits), remain unchanged under the Amended Agreement and have been previously disclosed in reports filed by the Company with the Securities and Exchange Commission.

The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Agreement, which is filed as Exhibit 10.1 to this Report and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Termination Agreement and General Release of Claims, effective as of February 1, 2026, by and between Bradley T. Wiemann and Daktronics, Inc.
104	Cover page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKTRONICS, INC.

By: /s/ Howard I. Atkins
Howard I. Atkins
Acting Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: February 20, 2026